EXHIBIT 99.1

Preliminary Unaudited Pro Forma Condensed Combined Financial Information relating to People’s United Financial, Inc. and Chittenden Corporation

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following preliminary unaudited pro forma condensed combined financial information and notes present how the combined financial statements of People’s United Financial, Inc. and Chittenden Corporation may have appeared had the proposed merger of People’s United Financial and Chittenden been completed at the beginning of the periods presented.

The preliminary unaudited pro forma condensed combined financial information reflects the impact of the People’s United Financial/Chittenden merger on the combined balance sheets and on the combined statements of income under the purchase method of accounting with People’s United Financial treated as the acquirer. Under the purchase method of accounting, Chittenden’s assets and liabilities are recorded by People’s United Financial at their estimated fair values as of the date the merger is completed. The preliminary unaudited pro forma condensed combined balance sheet as of June 30, 2007 assumes the merger was completed on that date. The preliminary unaudited pro forma condensed combined statements of income for the six months ended June 30, 2007 and for the year ended December 31, 2006 assume the merger was completed on January 1, 2006.

Included in the preliminary unaudited pro forma condensed combined balance sheet are pro forma purchase accounting adjustments for the pending merger of Chittenden and Community Bank & Trust Company, assuming this merger was completed prior to the merger of People’s United Financial and Chittenden. The preliminary unaudited pro forma condensed combined statements of income for the six months ended June 30, 2007 and for the year ended December 31, 2006 do not include the results of operations of Community Bank due to their immateriality.

The preliminary unaudited pro forma condensed combined financial information assumes that the merger consideration consisted of approximately $1.0 billion in cash and approximately 43.8 million shares of People’s United Financial common stock. The number of shares of People’s United Financial common stock was calculated based on (1) the number of shares of Chittenden common stock outstanding on July 19, 2007; (2) the number of shares of Chittenden common stock expected to be issued upon completion of its pending acquisition of Community Bank; and (3) the $18.71 closing sale price of People’s United Financial common stock on June 26, 2007, the last trading day before the People’s United Financial/Chittenden merger was announced. Using those assumptions, the value of the merger consideration to be received in exchange for one share of Chittenden common stock would have been approximately $36.77 and each share of Chittenden common stock not exchanged for that amount in cash would have been exchangeable for 1.9652 shares of People’s United Financial common stock.

The actual exchange ratio will depend on the average of the closing sales prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending the day before the merger is completed. This average value may differ, perhaps substantially, from the closing sale price of People’s United Financial common stock on June 26, 2007. The actual exchange ratio will also depend on the number of shares of Chittenden common stock outstanding immediately prior to the effective date of the merger.

It is anticipated that the People’s United Financial/Chittenden merger will provide People’s United Financial with financial benefits such as possible revenue enhancements and expense savings, among other factors, although no assurances can be given that such benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary unaudited pro forma condensed combined financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable; as such, adjustments affecting the balance sheet, statement of income, or shares of common stock outstanding subsequent to the assumed merger completion dates have not been included.

The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the People’s United Financial/Chittenden merger actually been completed at the beginning of each period presented, nor does it indicate future results for any other interim or full-year period. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation for the merger will vary from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from Chittenden. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available.

The preliminary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of People’s United Financial and Chittenden.

The following preliminary unaudited pro forma condensed combined balance sheet as of June 30, 2007 combines the June 30, 2007 balance sheets of People's United Financial and Chittenden assuming the merger was completed on June 30, 2007.

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2007 (in millions)	People's United Financial	Chittenden	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$360.9	$181.3	$(125.0	)(B)	$407.8
			(9.2	)(A)
			(0.2	)(K)
Short-term investments	2,236.7	179.9	(33.4	)(C)	2,383.2

Total cash and cash equivalents	2,597.6	361.2	(167.8)		2,791.0

Trading account securities, at fair value	26.4	—	—		26.4
Securities available for sale and held to maturity	43.2	927.3	—		970.5
Securities purchased under agreements to resell	1,418.0	—	(1,013.0	)(A)	359.9
			(45.1	)(A)
Loans	9,046.5	5,133.2	6.2	(D)	14,185.9
Less allowance for loan losses	(72.5)	(67.4)	—		(139.9)

Total loans, net	8,974.0	5,065.8	6.2		14,046.0

Bank-owned life insurance	218.0	—	—		218.0
Premises and equipment, net	147.4	74.2	—		221.6
Goodwill	101.5	282.5	(282.5	)(E)	1,442.2
			1,340.7	(E)
			71.7	(C)
			(71.7	)(E)
Other acquisition-related intangibles	3.0	21.0	(21.0	)(F)	183.1
			165.6	(F)
			14.5	(F)
			9.5	(C)
			(9.5	)(F)
Other assets	292.6	146.3	42.9	(C)	497.7
			10.7	(M)
			5.2	(G)

Total assets	$13,821.7	$6,878.3	$56.4		$20,756.4

Liabilities
Deposits:
Non-interest-bearing	$2,302.8	$997.5	$—		$3,300.3
Savings, interest-bearing checking and money market	3,194.4	2,962.4	—		6,156.8
Time	3,593.7	1,715.2	(3.3	)(H)	5,305.6

Total deposits	9,090.9	5,675.1	(3.3)		14,762.7

Borrowings:
Federal Home Loan Bank advances	—	19.9	—		19.9
Repurchase agreements	—	114.8	—		114.8
Other	—	20.2	—		20.2

Total borrowings	—	154.9	—		154.9

Subordinated notes	65.3	250.0	(125.0	)(B)	190.3
Other liabilities	161.9	75.0	20.3	(I)	325.3
			10.7	(M)
			5.1	(J)
			52.3	(F)

Total liabilities	9,318.1	6,155.0	(39.9)		15,433.2

Stockholders' Equity
Common stock	3.0	52.4	0.4	(K)	3.4
			(52.4	)(K)
Additional paid-in capital	3,708.9	342.4	90.7	(C)	4,528.1
			(342.4	)(K)
			(90.7	)(K)
			819.4	(K)
			(0.2	)(K)
Retained earnings	1,055.2	478.5	(478.5	)(K)	1,055.2
Treasury stock, at cost	—	(139.5)	139.5	(K)	—
Unallocated common stock held by the ESOP	(214.4)	—	—		(214.4)
Accumulated other comprehensive loss	(49.1)	(14.4)	14.4	(K)	(49.1)
Deferred directors' compensation	—	6.2	(6.2	)(K)	—
Unearned portion of employee restricted stock	—	(2.3)	2.3	(K)	—

Total stockholders' equity	4,503.6	723.3	96.3		5,323.2

Total liabilities and stockholders' equity	$13,821.7	$6,878.3	$56.4		$20,756.4

The following preliminary unaudited pro forma condensed combined statement of income for the six months ended June 30, 2007 combines the statements of income of People's United Financial and Chittenden assuming the merger was completed on January 1, 2006.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Six months ended June 30, 2007 (in millions, except per share data)	People's United Financial	Chittenden	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$288.0	$170.6	$(1.0	)(D)	$457.6
Short-term investments	32.1	1.8	—		33.9
Securities	2.1	24.3	—		26.4
Securities purchased under agreements to resell	14.7	—	(13.9	)(A)	0.8

Total interest and dividend income	336.9	196.7	(14.9)		518.7

Interest expense:
Deposits	106.1	64.9	—		171.0
Borrowings	0.2	2.7	—		2.9
Subordinated notes	3.3	8.4	—		11.7

Total interest expense	109.6	76.0	—		185.6

Net interest income	227.3	120.7	(14.9)		333.1
Provision for loan losses	2.6	3.0	—		5.6

Net interest income after provision for loan losses	224.7	117.7	(14.9)		327.5

Non-interest income:
Fee-based revenues:
Service charges on deposit accounts	37.5	9.4	—		46.9
Insurance revenue	13.5	3.5	0.9	(M)	17.9
Brokerage commissions	7.0	1.2	—		8.2
Other fees	18.3	15.6	(0.6	)(F)	45.4
			12.1	(M)

Total fee-based revenues	76.3	29.7	12.4		118.4
Net security losses	—	(14.1)	—		(14.1)
Bank-owned life insurance	5.1	—	—		5.1
Net gains on sales of residential mortgage loans	1.6	2.7	—		4.3
Other non-interest income	6.1	4.6	(0.7	)(G)	11.3
			1.3	(M)

Total non-interest income	89.1	22.9	13.0		125.0

Non-interest expense:
Compensation and benefits	106.2	58.6	0.9	(M)	165.7
Occupancy and equipment	32.7	12.3	—		45.0
Contribution to The People's United Community Foundation	60.0	—	—		60.0
Other non-interest expense	44.9	28.9	13.6	(F)	99.5
			13.4	(M)
			0.1	(F)
			(1.4	)(L)

Total non-interest expense	243.8	99.8	26.6		370.2

Income from continuing operations before income tax expense	70.0	40.8	(28.5)		82.3
Income tax expense	23.8	11.7	(10.0	)(N)	25.5

Income from continuing operations	46.2	29.1	(18.5)		56.8

Discontinued operations:
Income from discontinued operations, net of tax	0.9	—	—		0.9

Income from discontinued operations	0.9	—	—		0.9

Net income	$47.1	$29.1	$(18.5)		$57.7

Earnings per common share
Basic:
Income from continuing operations	$0.16	$0.64			$0.17
Net income	$0.16	$0.64			$0.17
Diluted:
Income from continuing operations	$0.16	$0.64			$0.17
Net income	$0.16	$0.64			$0.17
Average common shares outstanding:
Basic	294.3		43.8	(O)	338.1
Diluted	295.8		43.8	(O)	339.6

The following preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2006 combines the statements of income of People's United Financial and Chittenden assuming the merger was completed on January 1, 2006.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Year ended December 31, 2006 (in millions, except per share data)	People's United Financial	Chittenden	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$546.0	$319.3	$(2.0	)(D)	$863.3
Short-term investments	5.3	0.5	—		5.8
Securities	30.0	54.9	—		84.9
Securities purchased under agreements to resell	0.8	—	—		0.8

Total interest and dividend income	582.1	374.7	(2.0)		954.8

Interest expense:
Deposits	180.1	108.5	3.3	(H)	291.9
Borrowings	10.0	17.2	—		27.2
Subordinated notes	9.6	—	—		9.6

Total interest expense	199.7	125.7	3.3		328.7

Net interest income	382.4	249.0	(5.3)		626.1
Provision for loan losses	3.4	6.9	—		10.3

Net interest income after provision for loan losses	379.0	242.1	(5.3)		615.8

Non-interest income:
Fee-based revenues:
Service charges on deposit accounts	77.8	16.7	—		94.5
Insurance revenue	27.3	5.8	1.8	(M)	34.9
Brokerage commissions	12.2	1.9	—		14.1
Other fees	35.7	24.5	(1.2	)(F)	84.1
			25.1	(M)

Total fee-based revenues	153.0	48.9	25.7		227.6
Net security losses	(27.2)	—	—		(27.2)
Bank-owned life insurance	9.1	—	—		9.1
Net gains on sales of residential mortgage loans	2.0	6.3	—		8.3
Other non-interest income	10.5	15.0	(1.3	)(G)	26.5
			2.3	(M)

Total non-interest income	147.4	70.2	26.7		244.3

Non-interest expense:
Compensation and benefits	202.9	115.4	1.8	(M)	320.1
Occupancy and equipment	62.2	23.4	—		85.6
Other non-interest expense	81.8	47.6	30.1	(F)	184.5
			27.4	(M)
			0.3	(F)
			(2.7	)(L)

Total non-interest expense	346.9	186.4	56.9		590.2

Income from continuing operations before income tax expense	179.5	125.9	(35.5)		269.9
Income tax expense	57.8	40.4	(12.5	)(N)	85.7

Income from continuing operations	121.7	85.5	(23.0)		184.2

Discontinued operations:
Income from discontinued operations, net of tax	2.3	—	—		2.3

Income from discontinued operations	2.3	—	—		2.3

Net income	$124.0	$85.5	$(23.0)		$186.5

Earnings per common share
Basic:
Income from continuing operations	$0.41	$1.85			$0.54
Net income	$0.42	$1.85			$0.55
Diluted:
Income from continuing operations	$0.40	$1.83			$0.54
Net income	$0.41	$1.83			$0.55
Average common shares outstanding:
Basic	297.4		43.8	(O)	341.2
Diluted	298.9		43.8	(O)	342.7

NOTES TO PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Preliminary Pro Forma Presentation

The acquisition of Chittenden by People’s United Financial will be accounted for using the purchase method of accounting and accordingly, Chittenden’s assets acquired (including identifiable intangible assets and goodwill) and liabilities assumed will be recognized at fair value on the date the transaction is completed. The merger is expected to qualify as a tax-free reorganization for federal income tax purposes. The preliminary unaudited pro forma condensed combined financial information related to the merger is included as of and for the six months ended June 30, 2007 and for the year ended December 31, 2006. The financial statements of Chittenden have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the financial statements of People’s United Financial.

The preliminary unaudited pro forma condensed combined financial information reflects the application of generally accepted accounting principles as of June 30, 2007. The adoption of new or changes to existing generally accepted accounting principles subsequent to June 30, 2007, including the adoption of SFAS No. 157 effective January 1, 2008, may result in significant changes to the final purchase accounting adjustments. No pro forma adjustment to the carrying value of loans or allowances have been recorded in accordance with the Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” reflecting the insignificant level of Chittenden non-performing assets for the periods presented.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record Chittenden’s assets and liabilities at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Chittenden’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of Chittenden as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The pro forma basic and diluted common shares were calculated using People’s United Financial’s actual weighted-average shares outstanding for the periods presented, plus the incremental shares expected to be issued, assuming the merger occurred at the beginning of the periods presented.

The preliminary unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations or the financial position that would have resulted had the merger been completed as of or at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations or the financial position for any other interim or full-year period.

The preliminary pro forma adjustments include purchase price adjustments based on the total estimated consideration of $1.9 billion, including the value of outstanding stock options, which will be paid with the issuance of approximately 43.8 million shares of People’s United Financial common stock and approximately $1.0 billion in cash consideration. The number of shares of People’s United Financial common stock expected to be issued assumes that the average of the closing sales prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending the day before the completion of the merger was $18.71, which was the closing sales price of People’s United Financial common stock on June 26, 2007, the last trading day before announcement of the merger. The value of the merger consideration to be received in exchange for one share of Chittenden common stock would have been approximately $36.77 and each share of Chittenden common stock not exchanged for that amount in cash consideration would have been exchanged for 1.9652 shares of People’s United Financial common stock. The actual number of shares of People’s United Financial common stock that Chittenden stockholders who receive stock in the merger will receive may differ depending on the average of the closing sale prices for People’s United Financial common stock during the five trading days ending the day before completion of the merger. Upon completion of the merger, outstanding options of Chittenden will be exchanged for cash.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information includes the preliminary pro forma balance sheet as of June 30, 2007, assuming the merger with Chittenden was completed on that date. The preliminary pro forma income statements for the six months ended June 30, 2007 and for the year ended December 31, 2006 were prepared assuming the merger was completed on January 1, 2006.

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 43.8 million shares of People’s United Financial common stock and approximately $1.0 billion in cash consideration. The value of the common stock expected to be issued was based on the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

Pro forma purchase accounting adjustments reflect the proposed merger of Chittenden and Community Bank, assuming this merger was completed prior to the merger of People’s United Financial and Chittenden.

A reconciliation of the preliminary consideration paid by People’s United Financial over Chittenden’s net assets acquired (“goodwill”) is as follows:

Purchase price:	(in millions)
Cash consideration	$1,013.0
People’s United Financial common stock issued	819.8
Estimated fair value of Chittenden stock options	45.1
Transaction costs	9.2

Total purchase price	$1,887.1

Purchase accounting adjustments:	(in millions)
Chittenden total stockholders’ equity at June 30, 2007	$723.3
Pro forma adjustment for the increase in stockholders’ equity resulting from the Community Bank merger	90.7
Chittenden total intangible assets	(303.5)
Pro forma adjustment for intangible assets resulting from the Community Bank merger	(81.2)
Chittenden estimated merger-related costs, net of tax	(27.4)

Adjusted net assets acquired	$401.9

Calculation of goodwill:	(in millions)
Total purchase price	$1,887.1
Adjusted net assets acquired	(401.9)

Excess of purchase price over adjusted net assets acquired	$1,485.2

The excess of the total purchase price over the adjusted net assets acquired was allocated to assets and liabilities as follows:

(in millions)
Loans	$6.2
Mortgage servicing rights	5.2
Time deposits	3.3
Other intangible assets	14.5
Core deposit intangible	165.6
Goodwill	1,340.7
Net tax liability	(39.1)
Personnel related liabilities	(11.2)

Total excess of purchase price over adjusted net assets acquired	$1,485.2

(A)	Adjustment to recognize cash consideration paid to complete the merger ($1.0 billion), cash paid for the estimated fair value of Chittenden stock options ($45.1 million) and estimated transaction costs ($9.2 million). People’s United Financial currently intends to finance the cash portion of the merger by liquidating approximately $1.0 billion of securities purchased under agreement to resell. The preliminary pro forma combined income statement impact of the reduction in short-term investments resulted in a decrease to interest income of $13.9 million for the six months ended June 30, 2007. The ability to use short-term investments resulted from People’s United Financial raising $3.3 billion in its second-step conversion completed on April 16, 2007. People’s United Financial did not record interest income on these funds during 2006, and therefore, no adjustment has been reflected in the preliminary pro forma combined income statement for the year ended December 31, 2006. The final financing of the cash portion of the transaction may cause the actual adjustments to differ from these preliminary adjustments.
(B)	Adjustment to the preliminary unaudited pro forma condensed combined balance sheet to reflect the retirement on July 1, 2007 of Chittenden Junior Subordinated Notes.
(C)	Adjustments to reflect the impact of Chittenden’s pending acquisition of Community Bank. Pro forma adjustments reflect consideration of $124.1 million, consisting of cash and shares of Chittenden common stock; net assets acquired of $42.9 million; and the allocation of the excess of the purchase price over the net asset acquired to core deposit intangibles and goodwill of $9.5 million and $71.7 million, respectively.
(D)	Fair value adjustment to Chittenden loan portfolio. The adjustment will be recognized over a three year period as a reduction of yield on a straight-line basis. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for the fair value adjustment resulted in decreases to interest income of $1.0 million and $2.0 million for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively. The final adjustment may be significantly different.
(E)	Adjustment to eliminate Chittenden goodwill (including goodwill resulting from the Community Bank acquisition) and record goodwill resulting from the acquisition. See purchase price allocation table above for more information.
(F)	Adjustment to eliminate Chittenden core deposit intangible (including core deposit intangible resulting from the Community Bank acquisition) and other intangibles, record core deposit intangibles ($165.6 million) and other intangible assets ($14.5 million) resulting from the merger, the related deferred tax liability for the new intangible assets ($52.3 million), and the adjustments to the preliminary pro forma combined income statements. The preliminary pro forma impact from the newly-created intangible assets resulted in an increase to other non-interest expense of $13.6 million and $30.1 million for core deposit intangibles amortization and a decrease to other fees of $0.6 million and $1.2 million and an increase to other non-interest expense of $0.1 million and $0.3 million for other intangible asset amortization, for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively. The final adjustments may be significantly different.

(G)	Fair value adjustment to Chittenden mortgage servicing rights. The adjustment will be recognized over a four-year period. The preliminary pro forma combined income statement impact for the adjustment resulted in a decrease to other non-interest income of $0.7 million and $1.3 million for the six months ended June 30, 2007 and for the year ended December 31, 2006, respectively. The final adjustment may be significantly different.
(H)	Fair value adjustment to Chittenden interest-bearing deposits, which will be recognized over a one-year period. The preliminary pro forma combined income statement impact for the adjustment resulted in an increase to interest expense of $3.3 million for the year ended December 31, 2006. The final adjustment may be significantly different.
(I)	Adjustment to record estimated merger-related liabilities net of income taxes, including an estimated $28 million in pre-tax costs related to Chittenden executive change-in-control agreements that existed prior to the merger announcement date and other employee-related costs, an estimated $15 million in pre-tax costs for professional fees, and other personnel-related liabilities. The final adjustments may be significantly different. (See Note 3 – Merger Related Costs for disclosure of other merger related costs).
(J)	Adjustment to record deferred tax liabilities resulting from the fair value adjustments.
(K)	Adjustment to eliminate Chittenden stockholders’ equity (including stockholders’ equity resulting from the Community Bank acquisition) and the issuance of People’s United Financial common stock. The acquisition will result in the issuance of approximately 43.8 million shares of People’s United Financial common stock, in addition to cash consideration. The issuance of People’s United Financial common stock is recognized in the preliminary pro forma balance sheet at a value of $18.71 per share, which was the closing sales price of People’s United Financial common stock on the NASDAQ Global Select Market on the last trading day prior to announcement of the transaction, which results in a net increase to People’s United Financial total stockholders’ equity of approximately $820 million (including estimated registration costs of $0.2 million). For more detail of the structure of the transaction see Note 1 – Basis of Preliminary Pro Forma Presentation. The final adjustments may be significantly different.
(L)	Adjustment to eliminate $1.4 million and $2.7 million of amortization expense for intangible assets recorded on Chittenden’s income statement for the six months ended June 30, 2007 and the year ended December 31, 2006.
(M)	The financial statements of Chittenden have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the financial statements of People’s United Financial.
(N)	Adjustment to record the net tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.
(O)	The pro forma basic and diluted common shares for the incremental shares issued in connection with the merger, assuming the merger occurred at the beginning of the periods presented.

Note 3 – Merger Related Costs

Certain merger-related costs are estimated at $9 million. These estimated merger-related costs will be incurred by People’s United Financial and expensed as incurred. An estimate of integration costs has not yet been determined, given the preliminary stages of integration discussions. As such, these costs have not been included in the preliminary pro-forma condensed combined balance sheet or income statements.

Note 4 – Core Deposit Intangibles

The purchase accounting adjustments include the establishment of core deposit intangibles of $165.6 million as of June 30, 2007. The core deposit intangibles were estimated based on Chittenden’s total deposits at June 30, 2007 and recent industry specific transactions. A final analysis and valuation of the core deposit intangibles will be performed with the assistance of an independent third party upon completion of the merger. The amortization of the core deposit intangibles resulting from the merger in the pro forma statements of income for the six months ended June 30, 2007 and the year ended December 31, 2006 was assumed to be over a 10-year period using an accelerated amortization method.

The following table summarizes the amortization of the preliminary core deposit intangibles at an effective annual tax rate of 35.0%.

(in millions)	Gross Amortization	Net After-Tax Impact
Year 1	$30.1	$19.6
Year 2	27.1	17.6
Year 3	24.1	15.7
Year 4	21.1	13.7
Year 5	18.1	11.8
Year 6 and thereafter	45.1	29.2

Total	$165.6	$107.6